Exhibit 99.1

Tenth Amendment to the Third Amended and Restated Credit Agreement

Prior to the closing of the recently announced notes offering (the “Offering”), we intend to enter into the Tenth Amendment to the Third Amended and Restated Credit Agreement (the “Tenth Amendment”). The Tenth Amendment is expected to modify the Third Amended and Restated Credit Agreement, dated as of February 23, 2018 (the “Credit Agreement”), by and among Calumet GP, LLC, Calumet Specialty Products Partners, L.P., certain of our subsidiaries party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, to permit the issuance of, and the incurrence of indebtedness in connection with, the notes being offered. As of the date hereof, we have obtained the consent from the requisite number of lenders under the Credit Agreement to enter into the Tenth Amendment. The Offering is conditioned on our entry into the Tenth Amendment.